Exhibit 10.1
GOODRICH CORPORATION
VOLUNTARY SEPARATION PLAN
AND
SUMMARY PLAN DESCRIPTION
EFFECTIVE SEPTEMBER 15, 2009

GOODRICH CORPORATION
VOLUNTARY SEPARATION PLAN
AND
SUMMARY PLAN DESCRIPTION
EFFECTIVE SEPTEMBER 15, 2009
I. INTRODUCTION AND PURPOSE
Goodrich Corporation (the “Company”) hereby establishes and adopts the Goodrich Corporation Voluntary Separation Plan (the “Plan”) to provide severance benefits for Eligible Employees who voluntarily elect during the Window Period to leave employment with the Employer in accordance with the terms of the Plan. In order to be an Eligible Employee under the Plan with respect to a designated Window Period, an Employee must satisfy the criteria established by the Employer from time to time with respect to the designated Window Period and be selected by the Employer to participate in the Plan. The Plan is effective September 15, 2009. The Plan supersedes any prior severance plan or arrangement covering Eligible Employees and, as a result (and as more fully described in Section 4.8), an Eligible Employee’s receipt of benefits hereunder shall render such Eligible Employee ineligible for any benefits, related to the same period of employment, under any other severance plan or arrangement currently or hereinafter provided by the Employer.
This document serves as both the formal Plan document and the summary plan description. It explains eligibility, exclusions, benefits and administration. Any questions about the Plan and its operation should be directed to the Plan Administrator.
II. DEFINITIONS
The following words and phrases, when capitalized, have the meanings set forth below:
2.1 Administrator or Plan Administrator is defined in Section 5.1.
2.2 Base Pay means as follows: (a) for a salaried Eligible Employee, such employee’s weekly base salary as of the date immediately preceding the date of such employee’s Separation Date, (b) for an hourly, full-time Eligible Employee, such employee’s weekly compensation, based upon a 40-hour workweek and such employee’s hourly wage as of the date immediately preceding the date of such employee’s Separation Date, and (c) for a part-time Eligible Employee, such employee’s weekly compensation based upon such employee’s average weekly pay for services rendered as a part-time employee over a six-month period ending on such employee’s Separation Date. Base Pay shall, in all cases, exclude any bonus, overtime, commission, profit-sharing or similar payments and any stock-based compensation, benefits, benefit credits, perquisites, expense reimbursements, allowances or similar forms of compensation.
2.3 Benefit Coverage is defined in Section 4.2.
2.4 Beneficiary means the person or persons designated by the Participant to receive a cash payment under the Plan upon the death of a Participant. If a Participant fails to designate a Beneficiary or if every person designated as Beneficiary predeceases the Participant, then the cash payment will be paid to the Participant’s estate.

2.5 COBRA Law means the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.6 Committee means the Goodrich Corporation Severance Program Appeal Committee appointed by the Plan Administrator.
2.7 Company means Goodrich Corporation, a New York corporation.
2.8 Eligible Employee means each Employee who meets the eligibility requirements of Section 3.1.
2.9 Employee is defined in Section 3.1(a).
2.10 Employer means, collectively or individually, the Company and each of its domestic subsidiaries.
2.11 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.12 Participant means an Eligible Employee of the Employer who elects to participate in the Plan and who meets the participation requirements set forth in Article III.
2.13 Plan means the Goodrich Corporation Voluntary Separation Plan, as described in this document, and as amended from time to time.
2.14 Plan Benefits means the benefits described in Article IV hereof.
2.15 Plan Year means the calendar year.
2.16 Release means the written document as described in Section 3.3 which a Participant must execute in order to receive Plan Benefits hereunder.
2.17 Separation Date means a Participant’s last day of active service for the Employer, as determined by the Employer.
2.18 Window Period means the period established from time to time by the Employer and set forth in Appendix C.

III. PARTICIPATION IN THE PLAN
3.1 Eligibility to Participate.
An Employee must meet the following requirements in order to participate in the Plan with respect to a designated Window Period:
(a) Employee Categories.
A person is an Eligible Employee if such person is a regular, full-time or part-time employee of the Employer and meets the criteria set forth in this Section 3.1. For purposes of the preceding sentence, the term “employee” refers to a person who, under applicable law, has an employer-employee relationship with the Employer. The term “employee” does not include any person who is a leased worker, leased employee or any similar type of worker or employee who is not on the regular payroll of the Employer, any person who is classified as rendering services to the Employer as an independent contractor (regardless of whether that classification is determined to be incorrect by any other person, court, governmental authority or otherwise as a matter of law) and any other person rendering services solely as a director of the Company or a covered domestic subsidiary. The term Eligible Employee shall not include any employee who is described in any of the following categories of employees:
(i)	Employees whose conditions of employment are subject to a collective bargaining agreement between the Employer and any labor union or other collective bargaining unit.

(ii)	Employees whose principal place of employment is outside of the United States (other than U.S. citizens who are covered by expatriate agreements that provide for participation in this Plan).

(iii)	Temporary employees (as determined by Employer classifications).

(iv)	Employees who have entered into a separate agreement with the Employer that provides for severance benefits.
(b) Employer Criteria for Participation.
The Employee must satisfy the criteria established by the Employer from time to time and set forth in Appendix C with respect to the designated Window Period.
(c) Voluntary Election to Participate.
An Eligible Employee must, during the Window Period, voluntarily agree to leave employment with the Employer on the Separation Date, and elect to participate in this Plan by completing the election form attached as Appendix B and returning the form to the person(s) designated to receive the form within the timeframe prescribed and set forth in Appendix C with respect to a designated Window Period.

(d) Selection to Participate.
The Employee must be selected for participation in the Plan by the Employer. An Eligible Employee who timely volunteers to leave employment with the Employer and elects to participate in this Plan will be notified by the Employer within ten (10) business days of the close of the Window Period if he is selected to participate. In the event of oversubscription or other special business circumstances, the Employer may deny selection to certain Eligible Employees who meet the Employer criteria, agree to voluntarily leave employment and elect to participate in the Plan.
(e) Good Faith/Best Efforts.
An Eligible Employee who is selected by the Employer for participation in the Plan must use his best efforts, in good faith, to continue performing his job responsibilities in a manner which satisfies the expectations of the Employer and assist the Employer is meeting its goals during the entire time period between the Window Period and the Separation Date. Good faith and best efforts will be determined by the Employer, in its sole discretion.
(f) Signed Release.
An Eligible Employee must execute, on or after the Employee’s Separation Date and at least seven (7) days prior to payment of any Plan Benefits, a Release in a form acceptable to the Plan Administrator.
(g) Resignation.
An Eligible Employee must execute a resignation of employment in a form acceptable to the Plan Administrator on the Separation Date.
3.2 Exclusions from Eligibility to Participate.
An Employee who otherwise satisfies the eligibility criteria for participation in the Plan shall not be eligible for benefits under this Plan if prior to the Separation Date, either: (a) the Employee terminates employment with the Employer or (b) the Employee is terminated for Cause, where “Cause” means
(i)	Violation of the Eligible Employee of any rule, regulation, or policy of the Employer, including the Employer’s Business code of Conduct;

(ii)	Failure by the Eligible Employee to meet any requirement reasonably imposed upon such employee by the Employer as a condition of continued employment;

(iii)	Violation by the Eligible Employee of any federal, state or local law or regulation;

(iv)	Commission by the Eligible Employee of an act of fraud, theft, misappropriation of funds, dishonesty, bad faith or disloyalty; or

(v)	Dereliction or neglect by the Eligible Employee in the performance of such employee’s job duties.
3.3 Contents of the Release.
In exchange for the Plan Benefits provided hereunder and as a condition precedent to the payment of Plan Benefits hereunder, to the fullest extent permitted by law, each Participant will be required to execute a Release whereby such Employee (a) agrees voluntarily to leave employment with the Employer, (b) waives any and all claims against the Employer, the Company, any predecessor or successor thereto, and their assigns, employee benefit plans, present or former directors, officers, employees, representatives, agents, and attorneys, (c) acknowledges and agrees that the acceptance of Plan Benefits is in lieu of any benefits to which the Participant may otherwise be entitled under any severance pay plan, policy, program or practice of the Employer and that the Participant will not be eligible for or entitled to any severance benefits related to the same period of employment that may be offered or provided by the Employer in the future, and (d) agrees to comply with certain confidentiality requirements. The Company, in its sole discretion, shall prescribe the terms of the Release, including, without limitation, a description of the claims being released and waived and the confidentiality requirements.
3.4 Revocation or Failure to Execute a Release.
If a Participant chooses not to execute a Release, or revokes the Release within the 7-day revocation period, he will not receive any Plan Benefits.
3.5 Separation Date.
The Participant will be expected to leave his employment within the timeframe set forth in Appendix C with respect to a designated Window Period. Notwithstanding the preceding, the Participant’s Employer retains the discretion to modify the Participant’s Separation Date based on business needs. If the Participant leaves employment prior to being released by the Employer, he will not receive any Plan Benefits.
3.6 Commencement of Participation.
An Eligible Employee of the Employer will be eligible for participation and the Plan Benefits described in Article IV below only after (a) he notifies the Employer in writing during the Window Period that he voluntarily wishes to end his employment, (b) he resigns on his Separation Date, (c) he delivers the signed Release to the Employer on or after his Separation Date, and (d) the 7-day revocation period (if applicable) has elapsed without the Eligible Employee revoking the Release. Participation will cease when all benefits described in Article IV have been paid or provided to the Participant.

IV. PLAN BENEFITS
The Plan Benefits described in this Article IV shall be provided to Participants.
4.1 Cash Payment.
A Participant will receive a cash payment as follows:
(a) Leadership Employees.
Participants who are employed as of the Separation Date in positions classified by the Employer as Business Leadership, Strategic Leadership and Executive Leadership Employees as defined by the Company’s corporate compensation guidelines (“Leadership Employees”) shall be entitled to receive a cash payment equal to the sum of the following items: one week’s Base Pay for each year of continuous service (rounded upward to the nearest year) with the Company or any affiliate of the Company and one week’s Base Pay for each $5,000 of Annualized Base Pay (rounded upward to the nearest $5,000); provided, however, that the total payment called for under this Section 4.1(a) shall be not less than four (4) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay, if such employee has been employed with the Company or any affiliate of the Company for at least six (6) continuous months. Notwithstanding the preceding sentence, if a Participant has been employed with the Company or any affiliate of the Company for less than six (6) continuous months, then the total payment called for under this Section 4.1(a) shall be not less than four (4) weeks’ Base Pay and not more than twelve (12) weeks’ Base Pay. In determining the years of continuous service and months of continuous service for these purposes, no credit shall be given for service with any predecessor company prior to the Company’s ownership of such company unless such company is listed on Appendix A to this Plan.
(b) Exempt Employees.
Participants who are employed as of the Separation Date in positions classified by the Employer as employees exempt from the overtime requirements of the Federal Fair Labor Standards Act (“FLSA”) (other than Leadership Employees) shall be entitled to receive a cash payment equal to the sum of the following items: one weeks’ Base Pay for each year of continuous service (rounded upward to the nearest whole year) with the Company or any affiliate of the Company and one-half week’s Base Pay for each $5,000 of Annual Base Pay (rounded upward to the nearest $5,000); provided, however, that the total payment called for under this Section 4.1(b) shall be not less than four (4) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay, if such employee has been employed with the Company or any affiliate of the Company for at least six (6) continuous months. Notwithstanding the preceding sentence, if a Participant has been employed with the Company or any affiliate of the Company for less than six (6) continuous months, then the total payment called for under this Section 4.1(b) shall be not less than four (4) weeks’ Base Pay and not more than twelve (12) weeks’ Base Pay. In determining the years of continuous service and months of continuous service for these purposes, no credit shall be given for service with a predecessor company prior to the Company’s ownership of such company unless such company is listed on Appendix A to this Plan.

(c) Non-exempt Employees.
Participants who are employed in positions classified by the Employer as of the Separation Date as subject to the overtime requirements of the FLSA shall be entitled to receive a cash payment equal to one week’s Base Pay for each year of continuous service (rounded upward to the nearest whole year) with the Company or any affiliate of the Company; provided, however, that such payment shall be not less than four (4) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay. In determining the years of continuous service for these purposes, no credit shall be given for service with a predecessor company prior to the Company’s ownership of such company unless such company is listed on Appendix A to this Plan.
4.2 Employer Group Health Plan Coverage.
In addition to the cash payment described in Section 4.1, a Participant shall be entitled to continue any medical, dental, and vision coverage (individually, the “Benefit Coverage”) the Participant was receiving immediately prior to his Separation Date. The right to continue such coverage shall be offered pursuant to the COBRA Law. For a limited period of time as described below, the Participant shall only be required to pay an amount for such coverage that is equal to the employee contribution for such coverage that the Participant was required to pay at the time of the Participant’s Separation Date. This right to continue Benefit Coverage at the employee contribution level shall apply for a six-month period beginning on the first day of the month following the Participant’s Separation Date (Benefit Coverage for the remainder of the month in which the Separation Date occurs is automatic.) For the remainder of the period of continuation coverage that is available to the Participant pursuant to the COBRA Law, the continuation of such coverage shall be conditioned upon the Participant paying the full amount of the premium that can be charged for such coverage under the COBRA Law.
A Participant receiving continued Benefit Coverage under this Plan shall provide the Company with prompt, written notice of such employee’s commencement of new employment and eligibility for coverage under the new employer’s benefit plans. A Participant’s right to continue a particular Benefit Coverage under this Section 4.2 shall cease in accordance with the COBRA Law; provided, however, that if the Participant commences new employment and is eligible to receive, from the Participant’s new employer, that particular Benefit Coverage, the right to continue that particular coverage at the employee contribution level shall cease.
Notwithstanding the preceding to the contrary, if, upon the Participant’s Separation Date, the Participant is (a) receiving Benefits Coverage and, as a result is entitled to elect continuation coverage under the COBRA Law and (b) eligible for the Federal COBRA subsidy under the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Employer will subsidize 65% of the COBRA premium cost for up to nine (9) months, provided the Participant (i) elects COBRA continuation coverage and (ii) pays the remaining 35% of the COBRA premium cost during the nine (9) month period. The Employer’s 65% subsidy will end prior to the completion of the nine (9) month period if (i) the Participant’s COBRA continuation coverage ends or (ii) the Participant becomes eligible for coverage under another group health plan or under Medicare or Medicaid, prior to the completion of such nine (9) month period. Upon completion of the nine (9) month period, the Participant shall be responsible for paying 100% of the COBRA premium cost for any remaining COBRA continuation coverage.

Additional information regarding the COBRA Law and the federal COBRA subsidy under ARRA is set forth in the COBRA packet provided to the Participant upon termination of employment with the Employer.
4.3 Employer-paid Life Insurance Coverage.
Each Participant shall be entitled to continue to receive Employer-paid life insurance coverage in an amount not more than such Participant’s annual Base Pay, if such Participant had coverage in at least that amount at the time of the Separation Date. The right to continue to receive Employer-paid life insurance coverage shall continue for a period of six (6) months beginning on the first day of the month immediately following the Separation Date. Employer-paid life insurance coverage continuation shall end if the Participant is employed by a new employer and is eligible to receive life insurance coverage, whether or not at a comparable level, from the Participant’s new employer. At the time the Employer-paid life insurance coverage continuation ends, the Participant may convert the Employer-paid life insurance coverage to an individual-paid life insurance policy in accordance with the terms and conditions of the Employer-paid life insurance plan.
4.4 Form and Timing of Plan Benefits.
All cash payments of Plan Benefits will be paid in a lump sum within fifteen (15) days of the first payroll date after the Release becomes fully legally binding. All cash payments are treated as wages, and are subject to required income and payroll tax withholding. Notwithstanding the preceding, Plan Benefits shall not be considered compensation, earnings or wages for any purposes under any pension, savings or other retirement plan, program or arrangement of the Employer.
4.5 Death of Participant.
If the Participant dies after the termination of his employment but before receiving payment of the cash payment described in Section 4.1 above, the Beneficiary designated by the Participant will receive such payment. If a Participant fails to designate a Beneficiary or if every person designated as Beneficiary predeceases the Participant, then the cash payment will be paid to the Participant’s estate.
4.6 Effect of Participation in This Plan on Other Benefits.
(a) Medical and Dental Benefits.
Subject to a Participant’s right to continue coverage pursuant to Section 4.2, coverage as an active Employee under the Goodrich Corporation Group Benefits and Insurance Program will terminate on the last day of the month coinciding with or following the Participant’s Separation Date.

(b) Vacation.
A Participant may be entitled to payment of unused or accrued vacation at the time of such Participant’s Separation Date under the applicable Employer policies in effect at the time of such Separation Date. The payment of vacation is separate from and independent of a Participant’s right to Plan Benefits under the Plan.
(c) 401(k) Plan.
All contributions to the Goodrich Corporation Employees’ Savings Plan (the “401(k) Plan”) for the benefit of a Participant will cease on the Participant’s Separation Date. This Plan does not modify any of the terms and conditions of the 401(k) Plan.
(d) Pension Plan.
Benefit accruals under the Goodrich Corporation Employees’ Pension Plan (the “Pension Plan”) and the Goodrich Corporation Wage Employees’ Pension Plan (the “Wage Pension Plan”) with respect to a Participant will cease on the Participant’s Separation Date. This Plan does not modify any of the terms and conditions of the Pension Plan or the Wage Pension Plan.
(e) All Other Employee Benefits.
This Plan does not affect an Employee’s rights under any Employer plan as to which the Employee is already vested. Benefits under those plans will be governed by the plan documents. The Employee’s participation in any other Employer plans and programs will terminate in accordance with their terms.
4.7 Other Entitlements.
Plan Benefits made under this Plan shall be in lieu of any benefits to which an Eligible Employee would otherwise be entitled under any other severance pay plan, policy, program or practice of the Employer and any of its subsidiaries. In addition, the receipt of Plan Benefits shall render a Participant ineligible for any severance benefits regarding the same period of employment that may be offered or provided by the Employer in the future. If any payments or other benefits are made under this Plan in error, except to the extent prohibited by law, such excess payments or benefits shall be used to offset any payments or benefits that may be due to an Employee under any other plan, program or policy of the Employer, or under an employment agreement, and the Employer shall have the right to recover those payments.

V. ADMINISTRATION AND CLAIMS
5.1 Authority of the Company.
The Company shall be the Plan Administrator, as such term is defined in Section 3(16) of ERISA. The Plan Administrator is responsible for the general administration of the Plan and for carrying out the provisions thereof. The Plan Administrator shall have all such powers and discretionary authority as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of any Plan Benefits and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction or interpretation of Plan terms; and to take such further action as the Plan Administrator shall deem advisable in the administration of the Plan. The Plan Administrator may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, consultants, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon Eligible Employees, Participants and Beneficiaries.
5.2 Claims Procedure.
Claims for benefits under the Plan shall be filed with the Plan Administrator in writing. A written claim for benefits should state the reasons why the claim for benefits should be granted. If a claim for benefits under the Plan is denied in whole or in part by the Plan Administrator, the claimant shall be notified in writing within ninety (90) days after the receipt of the claim by the Plan Administrator, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines than an extension is necessary, written notice of the extension shall be furnished to the claimant prior to the end of the initial 90-day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination.
If the claimant wishes further consideration of his claim, he or his authorized representative may request a review of his claim by filing a written request for a review of the claim with the Committee within sixty (60) days after the receipt of the denial (or, if no written denial is received, within sixty (60) days of the date when the denial was due). The claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant or his authorized representative will be provided, upon request and free of charge, reasonable access to, and copies of, all non-privileged documents, records, and other information relevant to the claimant’s claim for benefits. The review shall take into account the comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
The Committee shall provide the claimant with a written notice of its decision on review within sixty (60) days after the Committee’s receipt of the claimant’s written claim for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines than an extension is necessary, written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its determination on review. If a final decision on review is not furnished to the claimant within the required time, the claim shall be deemed to be denied on review.

If the claimant’s claim is denied in whole or in part either on the initial claim or on review, the Plan Administrator or the Committee shall provide the claimant with a written notice of the denial containing the following information:
(a)	The specific reasons for such denial;
(b)	The pertinent Plan provisions on which the denial is based;
(c)
In the case of the denial of an initial claim, a description of any additional material or information necessary for the claimant to perfect his claim and the reasons why such material or information is needed;

(d)	In the case of a denial of an initial claim, an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures;
(e)
In the case of a denial on review, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and

(f)	A statement that the claimant has the right to bring a civil action under ERISA Section 502(a) following denial on review.
A claimant must follow these claims procedures before seeking any other legal recourse with respect to benefits under the Plan.
The Plan Administrator and the Committee shall have sole and absolute discretion over claims and appeals issues and determinations, regardless of the timing of such determinations or exercise of discretion in making such determinations.
5.3 Delivery of Notices.
For the purposes of the Plan, all claims and other communications sent by the Plan Administrator, the Committee or an employee shall be in writing and either hand delivered or delivered by United States registered or certified mail, return receipt requested, postage prepaid, or by reputable courier service addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing. Notice of change of address shall be effective only upon receipt. Notices sent to the Plan Administrator and the Committee by an employee shall be sent to:
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217-4578
Attention: Vice President, Associate General Counsel & Secretary
and notices and other communications sent to an employee shall be sent to the home address of the employee.

VI. AMENDMENT OR TERMINATION OF PLAN
The Company may amend, terminate, or otherwise modify this Plan at any time. Any amendment to the Plan shall be (a) in writing, (b) approved by the Board of Directors of Goodrich or an officer authorized by such Board, and (c) signed by a member of the Board of Directors or an officer authorized by such Board.
Notwithstanding the preceding paragraph, the Chief Executive Officer of the Company shall have the authority to amend any appendix to this Plan at any time and from time to time without further action of the Board of Directors. In addition to the Chief Executive Officer of the Company, the Company’s General Counsel, Senior Vice President—Human Resources, and a Segment President shall have the authority to amend Appendix C, to this Plan at any time and from time to time without further action of the Board of Directors.
VII. GENERAL PROVISIONS
7.1 Employment Rights.
Nothing expressed or implied in this Plan shall create any obligation on the part of the Employer to continue the employment of an Eligible Employee. An Eligible Employee who elects not to participate in the Plan will continue to be employed by the Employer on an at-will basis. The terms and conditions of his employment with the Employer will not change (including the at-will status of employment) because he decides not to participate in this Plan.
7.2 Governing Law.
To the extent not determined by ERISA, the provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of North Carolina.
7.3 Severability.
If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been part of the Plan.
7.4 Nonalienation of Benefits.
No benefits payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.
7.5 Gender.
Words used in the Plan in the masculine gender shall be construed as though they also are used in the feminine gender in all situations where they would apply.

7.6 Section Headings.
The section headings contained herein have been inserted for convenience or reference only, and shall not modify, define, expand or limit any of the provisions hereof.
VIII. ERISA REQUIRED INFORMATION
8.1 Information About The Plan
The following are the names and addresses of certain individuals who have various responsibilities with respect to this Plan.

Employer/Plan Sponsor:	Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217-4578

Employer Identification No.:	34-0252680

Name of Plan:	Goodrich Corporation Voluntary Separation Plan

Plan No.:	501

Plan Administrator:	Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217-4578
Attn: Vice President, Associate
General Counsel and Secretary
(704) 423-7000

Goodrich Corporation	Goodrich Corporation
Severance Appeal Committee:	Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217-4578
Attn: Vice President, Associate
General Counsel and Secretary
(704) 423-7000

Agent for Service of Legal Process:	Corporation Services Company 327 Hillsborough Street
Raleigh, NC 27603

Type of Plan:	ERISA Health and Welfare Plan

Source of Benefits:	General Assets of the Employer

8.2 Statement of ERISA Rights.
As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan Participants shall be entitled to:
Receive Information About Your Plan and Benefits.
Examine, without charge, at the Plan Administrator’s office, and at other specified locations, all documents governing the Plan, including a copy of the latest annual report (Form 5500 series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 series) an updated summary plan description. The Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries.
In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and Beneficiaries. No one, including the Employer, or any other person, may discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Your Rights.
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if the fines you claim are frivolous.

Assistance with Your Questions.
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the Publications Hotline of the Employee Benefits Security Administration.
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IN WITNESS WHEREOF, the Company has executed this document on this                                          day of                     , 2009.

GOODRICH CORPORATION

By:

Title:

APPENDIX A
GOODRICH CORPORATION
VOLUNTARY SEPARATION PLAN
List of Acquired Companies
For purposes of calculating years of service under Article IV of the Goodrich Corporation Voluntary Separation Plan, service with the following companies prior to their acquisition by Goodrich Corporation or a subsidiary of Goodrich Corporation shall be considered, but only if the affected employee became an employee of Goodrich Corporation or a subsidiary of Goodrich Corporation through the acquisition:
The Cleveland Pneumatic Company
Coltec Industries Inc. and any subsidiaries of Coltec
Goodrich Actuation Systems Limited
Goodrich Control Holdings Limited
Goodrich Control Systems Limited
Gulton Data Systems and any affiliated employer
Hughes Aircraft Company
ITEK
Perkin-Elmer Corporation
Raytheon Corporation
Recon/Optical, Inc.
Rohr, Inc.
Simmonds Precision Engine Systems, Inc.
Simmonds Precision Motion Controls, Inc.
Simmonds Precision Products, Inc.
TEAC Aerospace Holdings, Inc.
TEAC Aerospace Technologies, Inc.
TRW, Inc. and any affiliated employer
Universal Propulsion Company, Inc.

APPENDIX B
GOODRICH CORPORATION
VOLUNTARY SEPARATION PLAN
Election Form
Yes. I agree to participate in the Plan. In electing to participate in the Plan, I hereby acknowledge and agree that the benefits I receive as a Participant in the Plan are in lieu of any benefits to which I may otherwise be entitled under any other severance pay plan, policy, program or practice of the Employer and that I will be ineligible for any severance benefits, related to the same period of employment, that may be offered or provided by the Employer in the future.
DESIGNATION OF BENEFICIARY
I designate the following Beneficiary(ies) to receive benefits under the Plan in the event of my death after termination of employment and execution of the Release but before receiving the cash payment:

Name	Address: City, State and Zip Code

I understand that, if my election is approved and I am selected to participate, my Separation Date will be that date which is  _____  (_) weeks from the date of my execution of this Election Form unless a different Separation Date is established by the Employer. I understand that I must remain employed until released by the Employer in order to qualify to receive Plan Benefits. I also understand that I must execute, and not revoke (if applicable) a Release on or after my Separation Date in order to qualify to receive Plan Benefits. I agree to resign on my Separation Date.
Please return this completed Election Form to [INSERT NAME/DEPARTMENT] no later than 5:00 p.m. on [INSERT DATE].

Employee

Date

APPROVED:

By: [Insert Name, as an authorized representative of <Insert Employer>]

Date

APPENDIX C
GOODRICH CORPORATION
VOLUNTARY SEPARATION PLAN
DESIGNATED WINDOW PERIOD, ELIGIBILITY CRITERIA
AND SEPARATION DATE PROVISIONS